The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 23, 2016

Citigroup Global Markets Holdings Inc.	December-----, 2016 Medium-Term Senior Notes, Series N Pricing Supplement No. 2016-USNCH0296 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-214120 and 333-214120-03

Barrier Securities Based on the Worst Performing of the Shares of the iShares® MSCI Emerging Markets ETF and the EURO STOXX 50® Index Due January-----, 2019

▪	The securities offered by this pricing supplement are unsecured senior debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the securities do not pay interest and do not repay a fixed amount of principal at maturity. Instead, the securities offer a payment at maturity that may be greater than, equal to or less than the stated principal amount, depending on the performance of the worst performing of the shares of the iShares® MSCI Emerging Markets ETF (the “underlying shares”) and the EURO STOXX 50 ® Index (the “underlying index”) (each, an “underlier” and together the “underliers”).

▪	The securities offer modified exposure to the performance of the worst performing underlier, with (i) the opportunity to participate on a leveraged basis in a limited range of potential appreciation of the worst performing underlier and (ii) contingent repayment of the stated principal amount at maturity if the worst performing underlier depreciates, but only so long as that depreciation does not exceed 30.00%. In exchange for these features, investors in the securities must be willing to accept a return based on whichever underlier is the worst performing underlier, forgo any return on the securities in excess of the maximum return at maturity specified below and forgo any dividends that may be paid on either underlier over the term of the securities. In addition, investors in the securities must be willing to accept full downside exposure to the worst performing underlier if the worst performing underlier depreciates by more than 30.00%. If the worst performing underlier depreciates by more than 30.00% from its initial value to its final value, you will lose 1% of the stated principal amount of your securities for every 1% by which the worst performing underlier has declined from its initial value.

▪	Your return on the securities will depend solely on the performance of the worst performing underlier. You will not benefit in any way from the performance of the better performing underlier. You may incur a significant loss if either underlier performs poorly, even if the other performs favorably.

▪	Investors in the securities must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Underliers:	Underlier	Initial value*	Barrier value**
EURO STOXX 50® Index (ticker symbol: “SX5E”)
	Shares of the iShares® MSCI Emerging Markets ETF (ticker symbol: “EEM”)	$	$
* For each underlier, its closing level or closing price, as applicable, on the pricing date ** For each underlier, 70% of its initial value
Aggregate stated principal amount:	$
Stated principal amount:	$1,000 per security
Pricing date:	December , 2016 (expected to be December 27, 2016)
Issue date:	December , 2016 (three business days after the pricing date)
Valuation date:	December , 2018 (expected to be December 27, 2018), subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur with respect to either underlier
Maturity date:	January , 2019 (expected to be January 2, 2019)
Payment at maturity:

For each $1,000 stated principal amount security you hold at maturity:

▪  If the final value of the worst performing underlier is greater than its initial value:
$1,000 + the leveraged return amount, subject to the maximum return at maturity

▪  If the final value of the worst performing underlier is less than or equal to its initial value but greater than or equal to its barrier value: $1,000

▪  If the final value of the worst performing underlier is less than its barrier value:
$1,000 × the underlier performance factor of the worst performing underlier

If the final value of the worst performing underlier is less than its barrier value, your payment at maturity will be less, and possibly significantly less, than $700.00 per security. You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion of your investment.

Final value:	For each underlier, its closing level or closing price, as applicable, on the valuation date
Underlier performance factor:	For each underlier, its final value divided by its initial value
Underlier percent increase:	For each underlier, (i) its final value minus its initial value divided by (ii) its initial value
Worst performing underlier:	The underlier with the lowest underlier performance factor on the valuation date
Leveraged return amount:	$1,000 × the underlier percent increase of the worst performing underlier × the leverage factor
Leverage factor:	200.00%
Maximum return at maturity:	$500.00 per security (50.00% of the stated principal amount). Because of the maximum return at maturity, the payment at maturity will not exceed $1,500.00 per security.
Listing:	The securities will not be listed on any securities exchange
CUSIP / ISIN:	17324CDR4 / US17324CDR43
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer
Per security:	$1,000.00	$32.50	$967.50
Total:	$	$	$

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the securities on the pricing date will be at least $920.00 per security, which will be less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the following hyperlinks:

Product  Supplement No. EA-02-05 dated October 14, 2016

Underlying Supplement No. 5 dated October 14, 2016          Prospectus Supplement and Prospectus each dated October 14, 2016

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.
Barrier Securities Based on the Worst Performing of the Shares of the iShares® MSCI Emerging Markets ETF and the EURO STOXX 50® Index Due January-----, 2019

Additional Information

General. The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity, such as market disruption events and other events affecting the underliers. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Consequences of a Market Disruption Event; Postponement of a Valuation Date,” “—Dilution and Reorganization Adjustments” and “—Delisting, Liquidation or Termination of an ETF” with respect to the underlying shares, and in the sections “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “—Discontinuance or Material Modification of an Underlying Index” with respect to the underlying index. The accompanying underlying supplement contains important disclosures regarding the underliers that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement before deciding whether to invest in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Postponement of the valuation date. If the valuation date is not a scheduled trading day for either of the underliers or if a market disruption event occurs with respect to either of the underliers on the valuation date, the valuation date will be subject to postponement as described in the accompanying product supplement in the section “Description of the Securities—Certain Additional Terms for Securities Linked to Company Shares or ETF Shares—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date.” If the valuation date is postponed, the final value of each of the underliers in respect of the valuation date will be determined based on (i) for any underlier for which the originally scheduled valuation date is a scheduled trading day and as to which a market disruption event does not occur on the originally scheduled valuation date, the final value of such underlier on the originally scheduled valuation date and (ii) for any other underlier, the final value of such underlier on the valuation date as postponed (or, if earlier, the first scheduled trading day for such underlier following the originally scheduled valuation date on which a market disruption event did not occur with respect to such underlier).

Dilution and Reorganization Adjustments. With respect to the underlying shares, the initial value and the barrier value are each a “Relevant Price” for purposes of the section “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments” in the accompanying product supplement. Accordingly, the initial value and the barrier value applicable to the underlying shares are each subject to adjustment upon the occurrence of any of the events described in that section.

December 2016	PS-2

Citigroup Global Markets Holdings Inc.
Barrier Securities Based on the Worst Performing of the Shares of the iShares® MSCI Emerging Markets ETF and the EURO STOXX 50® Index Due January-----, 2019

Hypothetical Examples

The diagram below illustrates your payment at maturity for a range of hypothetical percentage changes from the initial value to the final value of the worst performing underlier. Your return on the securities will depend solely on the performance of the worst performing underlier. You will not benefit in any way from the performance of the better performing underlier.

Investors in the securities will not receive any dividends on the underlying shares or the stocks included in the underlying index. The diagram and examples below do not show any effect of lost dividend yield over the term of the securities. See “Summary Risk Factors—Investing in the securities is not equivalent to investing in either underlier” below.

Worst-Of Barrier Securities Payment at Maturity Diagram

■ The Securities	■ The Worst Performing Underlier

December 2016	PS-3

Citigroup Global Markets Holdings Inc.
Barrier Securities Based on the Worst Performing of the Shares of the iShares® MSCI Emerging Markets ETF and the EURO STOXX 50® Index Due January-----, 2019

The examples below are intended to illustrate how your payment at maturity will depend on the performance of the underliers. Your actual payment at maturity will depend on the actual final value of the worst performing underlier. The examples are based on the hypothetical initial values, barrier values and final values specified below.

Example 1—Upside Scenario A.

Underlier	Hypothetical initial value	Hypothetical barrier value	Hypothetical final value	Hypothetical underlier performance factor
Shares of the iShares® MSCI Emerging Markets ETF	$35.00	$24.50	$36.75	1.05
EURO STOXX 50® Index	3,279.00	2,295.30	3,606.90	1.10

In this example, the iShares® MSCI Emerging Markets ETF has the lowest underlier performance factor and is, therefore, the worst performing underlier. Because the worst performing underlier appreciated from its hypothetical initial value to its hypothetical final value, your payment at maturity in this example would reflect leveraged exposure to the appreciation of the worst performing underlier, subject to the maximum return at maturity, and would be calculated as follows:

Payment at maturity per security = $1,000 + the leveraged return amount, subject to the maximum return at maturity of $500.00 per security

= $1,000 + ($1,000 × the underlier percent increase of the worst performing underlier × the leverage factor), subject to the maximum return at maturity of $500.00 per security

= $1,000 + ($1,000 × 5% × 200.00%), subject to the maximum return at maturity of $500.00 per security

= $1,000 + $100, subject to the maximum return at maturity of $500.00 per security

= $1,100

Example 2—Upside Scenario B.

Underlier	Hypothetical initial value	Hypothetical barrier value	Hypothetical final value	Hypothetical underlier performance factor
Shares of the iShares® MSCI Emerging Markets ETF	$35.00	$24.50	$54.25	1.55
EURO STOXX 50® Index	3,279.00	2,295.30	5,246.40	1.60

In this example, the iShares® MSCI Emerging Markets ETF has the lowest underlier performance factor and is, therefore, the worst performing underlier. Because the worst performing underlier appreciated from its hypothetical initial value to its hypothetical final value, your payment at maturity in this example would reflect leveraged exposure to the appreciation of the worst performing underlier, subject to the maximum return at maturity, and would be calculated as follows:

Payment at maturity per security = $1,000 + the leveraged return amount, subject to the maximum return at maturity of $500.00 per security

= $1,000 + ($1,000 × the underlier percent increase of the worst performing underlier × the leverage factor), subject to the maximum return at maturity of $500.00 per security

= $1,000 + ($1,000 × 55.00% × 200.00%), subject to the maximum return at maturity of $500.00 per security

= $1,000 + $1,100.00, subject to the maximum return at maturity of $500.00 per security

= $1,500.00

Because the worst performing underlier appreciated from its initial value to its final value and the leveraged return amount of $1,100.00 per security would result in a total return of maturity of 110.00%, which is greater than the maximum return at maturity of 50.00%, your payment at maturity in this scenario would equal the maximum payment at maturity of $1,500.00 per security. In this scenario, an investment in the securities would underperform a hypothetical alternative investment providing 1-to-1 exposure to the appreciation of the worst performing underlier without a maximum return.

December 2016	PS-4

Citigroup Global Markets Holdings Inc.
Barrier Securities Based on the Worst Performing of the Shares of the iShares® MSCI Emerging Markets ETF and the EURO STOXX 50® Index Due January-----, 2019

Example 3—Par Scenario.

Underlier	Hypothetical initial value	Hypothetical barrier value	Hypothetical final value	Hypothetical underlier performance factor
Shares of the iShares® MSCI Emerging Markets ETF	$35.00	$24.50	$38.50	1.10
EURO STOXX 50® Index	3,279.00	2,295.30	2,951.10	.90

In this example, the EURO STOXX 50® Index has the lowest underlier performance factor and is, therefore, the worst performing underlier. Because the worst performing underlier depreciated from its hypothetical initial value to its hypothetical final value, but not by more than 30%, your payment at maturity in this example would be equal to the $1,000 stated principal amount per security.

Example 4—Downside Scenario.

Underlier	Hypothetical initial value	Hypothetical barrier value	Hypothetical final value	Hypothetical underlier performance factor
Shares of the iShares® MSCI Emerging Markets ETF	$35.00	$24.50	$31.50	.90
EURO STOXX 50® Index	3,279.00	2,295.30	983.70	.30

In this example, the EURO STOXX 50® Index has the lowest underlier performance factor and is, therefore, the worst performing underlier. Because the final value of the worst performing underlier is less than its hypothetical barrier value, your payment at maturity in this example would reflect 1-to-1 exposure to the negative performance of the worst performing underlier from its initial value to its final value as follows:

Payment at maturity per security = $1,000 × the underlier performance factor of the worst performing underlier

= $1,000 × 30.00%

= $300.00

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with each of the underliers. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisers as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may lose some or all of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. Instead, your payment at maturity will depend on the performance of the worst performing underlier. If the final value of the worst performing underlier is less than its barrier value, you will lose 1% of the stated principal amount of the securities for every 1% by which the worst performing underlier has declined from its initial value. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.

▪	The barrier feature of the securities exposes you to particular risks. If the final value of the worst performing underlier is less than its barrier value, the contingent repayment of the stated principal amount at maturity will not apply and you will lose 1% of the stated principal amount of the securities for every 1% by which the worst performing underlier has declined from its initial value.

December 2016	PS-5

Citigroup Global Markets Holdings Inc.
Barrier Securities Based on the Worst Performing of the Shares of the iShares® MSCI Emerging Markets ETF and the EURO STOXX 50® Index Due January-----, 2019

Therefore, the securities offer no protection at all if the worst performing underlier depreciates by more than 30.00% from its initial value to its final value. As a result, you may lose up to your entire investment in the securities.

▪	The securities do not pay interest. Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

▪	Your potential return on the securities is limited. Your potential total return on the securities at maturity is limited to the maximum return at maturity of 50.00%, which is equivalent to a maximum return at maturity of $500.00 per security. Taking into account the leverage factor, any increase of more than 25% from the initial value of the worst performing underlier to its final value will not increase your return on the securities and will progressively reduce the effective amount of leverage provided by the securities with respect to the worst performing underlier.

▪	The securities are subject to the risks of both of the underliers and will be negatively affected if either of the underliers performs poorly, even if the other underlier performs well. You are subject to risks associated with both of the underliers. If either of the underliers performs poorly, you will be negatively affected, even if the other underlier performs well. The securities are not linked to a basket composed of the underliers, where the better performance of one could ameliorate the poor performance of the other. Instead, you are subject to the full risks of whichever of the underliers is the worst performing underlier.

▪	You will not benefit in any way from the performance of the better performing underlier. The return on the securities depends solely on the performance of the worst performing underlier, and you will not benefit in any way from the performance of the better performing underlier. The securities may underperform a similar alternative investment linked to a basket composed of the underliers, since in such case the performance of the better performing underlier would be blended with the performance of the worst performing underlier, resulting in a better return than the return of the worst performing underlier.

▪	You will be subject to risks relating to the relationship between the underliers. It is preferable from your perspective for the underliers to be correlated with each other, in the sense that they tend to increase or decrease at similar times and by similar magnitudes. By investing in the securities, you assume the risk that the underliers will not exhibit this relationship. The less correlated the underliers, the more likely it is that either one of the underliers will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underliers to perform poorly; the performance of the underlier that is not the worst performing underlier is not relevant to your return on the securities. It is impossible to predict what the relationship between the underliers will be over the term of the securities. One underlier represents emerging market stocks and the other represents stocks of market leaders in the Eurozone. Accordingly, the underliers represent markets that differ in significant ways and, therefore, may not be correlated with each other.

▪	Investing in the securities is not equivalent to investing in either underlier. You will not have voting rights, rights to receive any dividends or other distributions or any other rights with respect to any of the underliers. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the securities. It is important to understand that, for purposes of measuring the performance of the underliers, the levels and prices used will not reflect the receipt or reinvestment of dividends or distributions on either of the underliers. Dividend or distribution yield on the underliers would be expected to represent a significant portion of the overall return on a direct investment in the underliers, but will not be reflected in the performance of either of the underliers as measured for purposes of the securities (except to the extent that dividends and distributions reduce the levels or prices of the underliers).

▪	Your payment at maturity depends on the final value of the worst performing underlier on a single day. Because your payment at maturity depends on the closing price or closing level, as applicable, of the worst performing underlier solely on the valuation date, you are subject to the risk that the closing price or closing level of the worst performing underlier on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities. If you had invested directly in either of the underliers or in another instrument linked to the underliers that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing prices of the underlying shares or closing levels of the underlying index, you might have achieved better returns.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no

December 2016	PS-6

Citigroup Global Markets Holdings Inc.
Barrier Securities Based on the Worst Performing of the Shares of the iShares® MSCI Emerging Markets ETF and the EURO STOXX 50® Index Due January-----, 2019

secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, will be less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the selling concessions paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of and correlation among the underliers, dividend yields on the underliers or the stocks that constitute the underliers and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the securities, which do not bear interest.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the prices or levels of the underliers and a number of other factors, including the volatility of the underliers, correlation among the underliers, the dividend yields on the underliers or the stocks that constitute the underliers, the exchange rate between the U.S. dollar and each of the currencies in which the stocks held by the iShares MSCI Emerging Markets ETF trade, the volatility of the exchange rate between the U.S. dollar and the euro, the correlation between that exchange rate and the level of the underlying index, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the price or level, as applicable, of the underliers may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

December 2016	PS-7

Citigroup Global Markets Holdings Inc.
Barrier Securities Based on the Worst Performing of the Shares of the iShares® MSCI Emerging Markets ETF and the EURO STOXX 50® Index Due January-----, 2019

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	The underliers are subject to risks associated with foreign equity securities. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the SEC, and foreign companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules that are different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

▪	The underlying index performance will not be adjusted for changes in the exchange rate between the Euro and the U.S. dollar. The underlying index is composed of stocks traded in Euro, the value of which may be subject to a high degree of fluctuation relative to the U.S. dollar. However, the performance of the underlying index and the value of your securities will not be adjusted for exchange rate fluctuations. If the Euro appreciates relative to the U.S. dollar over the term of the securities, the performance of the underlying index that is measured for purposes of the securities will be less than it would be if it reflected exposure to that appreciation in addition to the change in the Euro prices of its constituent stocks.

▪	The underlying shares are subject to currency exchange risk. Because the price of the underlying shares is based on the U.S. dollar value of stocks of the index underlying the underlying shares, holders of the securities will be exposed to currency exchange rate risk with respect to each of the currencies in which the stocks held by the underlying share issuer trade. Movements in the exchange rates between the U.S. dollar and each of the currencies in which the stocks held by the underlying share issuer trade are volatile and are the result of numerous factors including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to emerging markets and the United States. Further, currencies of emerging economies are often subject to more frequent and larger central bank interventions than the currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the relevant country. An investor’s net exposure will depend on the extent to which the currencies in which the stocks held by the underlying share issuer trade strengthens or weakens against the U.S. dollar. If the dollar strengthens against the currencies in which the stocks held by the underlying share issuer trade, the closing price of the underlying shares will be adversely affected for that reason alone and the payment at maturity on the securities may be reduced.

Of particular importance to potential currency exchange risk are:

•	existing and expected rates of inflation;

•	existing and expected interest rate levels;

•	the balance of payments; and

•	the extent of governmental surpluses or deficits in emerging markets and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of emerging markets, the United States and other countries important to international trade and finance.

▪	There are risks associated with investments in securities linked to the value of emerging markets equity securities. The iShares MSCI Emerging Markets ETF tracks the value of emerging market stocks. Share prices of companies located in emerging markets, or whose principal operations are located in emerging markets, are subject to political, economic, financial and social factors that affect emerging markets. These factors, which could negatively affect the value of the securities, include the possibility of changes in local or national economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to such companies or to investments in equity securities of companies located, or whose principal operations are located, in emerging markets. Specifically, political and/or legal developments in emerging markets could include forced divestiture of assets; restrictions on production, imports and exports; war or other international conflicts; civil unrest and local security concerns that threaten the safe operation of company facilities; price controls; tax increases and other retroactive tax claims; expropriation of property; cancellation of contract rights; and environmental regulations. Moreover, the economies of emerging nations may differ unfavorably from the U.S. economy in such respects as growth of gross national product, rate of inflation, capital investment, resources and self-sufficiency.

▪	Our offering of the securities does not constitute a recommendation of either of the underliers. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underliers is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the

December 2016	PS-8

Citigroup Global Markets Holdings Inc.
Barrier Securities Based on the Worst Performing of the Shares of the iShares® MSCI Emerging Markets ETF and the EURO STOXX 50® Index Due January-----, 2019

underliers, the stocks that constitute the underlying index or the stocks held by the underlying shares or in instruments related to the underliers, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underliers. These and other activities of our affiliates may affect the levels or prices of the underliers in a way that has a negative impact on your interests as a holder of the securities.

▪	The prices and levels, as applicable, of the underliers may be adversely affected by our or our affiliates’ hedging and other trading activities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates, who may take positions directly in the underliers, the stocks that constitute the underlying index or the stocks held by the underlying shares and other financial instruments related to the underliers and may adjust such positions during the term of the securities. Our affiliates also trade the underliers and other financial instruments related to the underliers on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the price of the underliers in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the issuers of the stocks that constitute the underlying index or are held by the underlying share issuer, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates may acquire non-public information about such issuers, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against such issuer that are available to them without regard to your interests.

▪	Even if the underlying share issuer pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the securities for that dividend unless it meets the criteria specified in the accompanying product supplement. In general, an adjustment will not be made under the terms of the securities for any cash dividend paid on the underlying shares unless the amount of the dividend per underlying share, together with any other dividends paid in the same fiscal quarter, exceeds the dividend paid per underlying share in the most recent fiscal quarter by an amount equal to at least 10% of the closing price of the underlying shares on the date of declaration of the dividend. Any dividend will reduce the closing price of the underlying shares by the amount of the dividend per underlying share. If the underlying share issuer pays any dividend for which an adjustment is not made under the terms of the securities, holders of the securities will be adversely affected. See “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in the accompanying product supplement.

▪	The securities will not be adjusted for all events that could affect the price of the underlying shares. For example, we will not make any adjustment for ordinary dividends or extraordinary dividends that do not meet the criteria described above. Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event. Investors in the securities may be adversely affected by such an event in a circumstance in which a direct holder of the underlying shares would not.

▪	Changes made by the investment adviser to or the sponsor of an underlier may affect the underlier. We are not affiliated with the investment adviser to the iShares® MSCI Emerging Markets ETF or with the sponsor of the EURO STOXX 50® Index. Changes that affect the underliers may affect the value of your securities. The sponsor of the EURO STOXX 50® Index may add, delete or substitute the securities that constitute the underlying index or make other methodological changes that could affect the level of the underlying index. In addition, the investment adviser to the iShares® MSCI Emerging Markets ETF may change the manner in which the iShares® MSCI Emerging Markets ETF operates or its investment objectives at any time. We are not affiliated with any such index sponsor or investment adviser and, accordingly, we have no control over any changes any such index sponsor or investment adviser may make. Such changes could be made at any time and could adversely affect the performance of the underliers and the value of and your payment at maturity on the securities.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur, such as market disruption events, events with respect to any of the underlying issuers that may require a dilution adjustment, the delisting or the discontinuance of the applicable underliers, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your payment at maturity. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

▪	The price and performance of the iShares® MSCI Emerging Markets ETF may not completely track the performance of the index it seeks to track or the net asset value per share of the iShares® MSCI Emerging Markets ETF. The underlying share issuer does not fully replicate the underlying index that it seeks to track and may hold securities different from those included in its underlying index. In addition, the performance of the underlying shares will reflect additional transaction costs and fees that are not included in the calculation of its underlying index. All of these factors may lead to a lack of correlation between the performance of the underlying shares and its underlying index. In addition, corporate actions with respect to the equity securities constituting the iShares® MSCI Emerging Markets ETF’s underlying index or held by the iShares® MSCI Emerging Markets ETF (such as mergers

December 2016	PS-9

Citigroup Global Markets Holdings Inc.
Barrier Securities Based on the Worst Performing of the Shares of the iShares® MSCI Emerging Markets ETF and the EURO STOXX 50® Index Due January-----, 2019

and spin-offs) may impact the variance between the performances of the underlying shares and the iShares® MSCI Emerging Markets ETF’s underlying index. Finally, because the underlying shares are traded on NYSE Arca, Inc. and are subject to market supply and investor demand, the market value of the underlying shares may differ from the net asset value per share of the iShares® MSCI Emerging Markets ETF.

During periods of market volatility, securities underlying the iShares® MSCI Emerging Markets ETF may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the iShares® MSCI Emerging Markets ETF and the liquidity of the underlying shares may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the iShares® MSCI Emerging Markets ETF. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell the underlying shares. As a result, under these circumstances, the market value of the underlying shares may vary substantially from the net asset value per share of the iShares® MSCI Emerging Markets ETF. For all of the foregoing reasons, the performance of the underlying shares may not correlate with the performance of the iShares® MSCI Emerging Markets ETF’s underlying index and/or the net asset value per share of the iShares® MSCI Emerging Markets ETF, which could materially and adversely affect the value of the securities in the secondary market and/or reduce your payment at maturity.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Even if the treatment of the securities as prepaid forward contracts is respected, a security may be treated as a “constructive ownership transaction,” with potentially adverse consequences described below under “United States Federal Tax Considerations.” In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect. You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Information About the iShares® MSCI Emerging Markets ETF

The iShares® MSCI Emerging Markets ETF is an exchange-traded fund that seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in emerging markets, as measured by the MSCI Emerging Markets Index. However, for purposes of the securities, the performance of the iShares® MSCI Emerging Markets ETF will reflect only its price performance, as any dividends paid on the shares of the iShares® MSCI Emerging Markets ETF will not be factored into a determination of the final share price of the iShares® MSCI Emerging Markets ETF. The MSCI Emerging Markets Index was developed by MSCI Inc. as an equity benchmark for international stock performance, and is designed to measure equity market performance in the global emerging markets.

The underlying share issuer is an investment portfolio managed by iShares® Inc. BlackRock Fund Advisors is the investment adviser to the underlying share issuer. iShares®, Inc. is a registered investment company that consists of numerous separate investment portfolios, including the underlying share issuer. Information provided to or filed with the SEC by iShares®, Inc. pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 033-97598 and 811-09102, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The iShares® MSCI Emerging Markets ETF trades on the NYSE Arca under the ticker symbol “EEM.”

Please refer to the sections “Risk Factors” and “Fund Descriptions—iShares® MSCI Emerging Markets ETF” in the accompanying underlying supplement for important disclosures regarding the underlying shares, including certain risks that are associated with an investment linked to the underlying shares.

This pricing supplement relates only to the securities offered hereby and does not relate to the underlying shares or other securities of the underlying share issuer. We have derived all disclosures contained in this pricing supplement regarding the underlying shares and the underlying share issuer from the publicly available documents described above. In connection with the offering of the securities, none of Citigroup Global Markets Holdings Inc., Citigroup Inc. or CGMI has participated in the preparation of such documents or made any due diligence inquiry with respect to the underlying share issuer or the underlying shares.

December 2016	PS-10

Citigroup Global Markets Holdings Inc.
Barrier Securities Based on the Worst Performing of the Shares of the iShares® MSCI Emerging Markets ETF and the EURO STOXX 50® Index Due January-----, 2019

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The underlying share issuer is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlying shares.

Historical Information

The graph below shows the closing prices of the underlying shares for each day such price was available from January 2, 2008 to December 20, 2016. The table that follows shows the high and low closing prices of, and dividends paid on, the underlying shares for each quarter in that same period. We obtained the closing prices and other information below from Bloomberg L.P., without independent verification. You should not take the historical prices of the underlying shares as an indication of future performance.

iShares® MSCI Emerging Markets ETF – Historical Closing Prices January 2, 2008 to December 20, 2016

* The red line indicates the hypothetical barrier value of $24.521, assuming the closing price on December 20, 2016 were the initial value with respect to the underlying shares.

iShares® MSCI Emerging Markets ETF	High	Low	Dividends
2008
First Quarter	$50.37	$42.17	$0.64893
Second Quarter	$51.70	$44.43	$0.51726
Third Quarter	$44.43	$31.33	$0.00000
Fourth Quarter	$33.90	$18.22	$0.34042
2009
First Quarter	$27.09	$19.94	$0.00000
Second Quarter	$34.64	$25.65	$0.24728
Third Quarter	$39.29	$30.75	$0.00000
Fourth Quarter	$42.07	$37.56	$0.32289
2010
First Quarter	$43.22	$36.83	$0.01201
Second Quarter	$43.98	$36.16	$0.26160
Third Quarter	$44.77	$37.59	$0.00000
Fourth Quarter	$48.58	$44.77	$0.35942
2011
First Quarter	$48.69	$44.63	$0.02512

December 2016	PS-11

Citigroup Global Markets Holdings Inc.
Barrier Securities Based on the Worst Performing of the Shares of the iShares® MSCI Emerging Markets ETF and the EURO STOXX 50® Index Due January-----, 2019

Second Quarter	$50.21	$45.50	$0.46092
Third Quarter	$48.46	$34.95	$0.00000
Fourth Quarter	$42.80	$34.36	$0.34696
2012
First Quarter	$44.76	$38.23	$0.00000
Second Quarter	$43.54	$36.68	$0.46836
Third Quarter	$42.37	$37.42	$0.00000
Fourth Quarter	$44.35	$40.14	$0.26233
2013
First Quarter	$45.20	$41.80	$0.01423
Second Quarter	$44.23	$36.63	$0.00000
Third Quarter	$43.29	$37.34	$0.49260
Fourth Quarter	$43.66	$40.44	$0.36578
2014
First Quarter	$40.99	$37.09	$0.00000
Second Quarter	$43.95	$40.82	$0.00000
Third Quarter	$45.85	$41.56	$0.34063
Fourth Quarter	$42.44	$37.73	$0.53502
2015
First Quarter	$41.07	$37.92	$0.00000
Second Quarter	$44.09	$39.04	$0.00000
Third Quarter	$39.78	$31.32	$0.30125
Fourth Quarter	$36.29	$31.55	$0.50084
2016
First Quarter	$34.28	$28.25	$0.00000
Second Quarter	$35.26	$31.87	$0.26598
Third Quarter	$38.20	$33.77	$0.00000
Fourth Quarter (through December 20, 2016)	$38.10	$34.30	$0.00000

The closing price of the iShares® MSCI Emerging Markets ETF on December 20, 2016 was $35.03.

On December 20, 2016, the shares of the iShares® MSCI Emerging Markets ETF declared a cash dividend of $0.39621 per share payable on December 28, 2016. We make no representation as to the amount of dividends, if any, that may be paid on the underlying shares in the future. In any event, as an investor in the securities, you will not be entitled to receive dividends, if any, that may be payable on the underlying shares.

Information About the EURO STOXX® Index

The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the 19 EURO STOXX® Supersector indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices. The STOXX Europe 600® Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries. The EURO STOXX 50® Index is reported by Bloomberg L.P. under the ticker symbol “SX5E.”

STOXX Limited (“STOXX”) and its licensors and CGMI have entered into a non-exclusive license agreement providing for the license to CGMI and its affiliates, in exchange for a fee, of the right to use the EURO STOXX 50® Index, which is owned and published by STOXX, in connection with certain financial instruments, including the securities. For more information, see “Equity Index Descriptions—EURO STOXX 50® Index—License Agreement” in the accompanying underlying supplement.

Please refer to the sections “Risk Factors” and “Equity Index Descriptions—EURO STOXX 50® Index” in the accompanying underlying supplement for important disclosures regarding the underlying index, including certain risks that are associated with an investment linked to the underlying index. Additional information is available on the underlying index sponsor’s website. We are not incorporating by reference the website or any material it includes in this document.

Historical Information

The closing level of the EURO STOXX 50® Index on December 20, 2016 was 3,279.41.

The graph below shows the closing levels of the underlying index for each day such level was available from January 2, 2008 to December 20, 2016. We obtained the closing levels from Bloomberg L.P., without independent verification.

December 2016	PS-12

Citigroup Global Markets Holdings Inc.
Barrier Securities Based on the Worst Performing of the Shares of the iShares® MSCI Emerging Markets ETF and the EURO STOXX 50® Index Due January-----, 2019

EURO STOXX® Index – Historical Closing Prices January 2, 2008 to December 20, 2016

* The red line indicates the hypothetical barrier value of 2,295.587, assuming the closing level on December 20, 2016 were the initial value with respect to the underlying index.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes. By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize gain or loss equal to the difference between the amount realized and your tax basis in the security. Subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), any gain or loss recognized upon a sale, exchange or retirement of a security should be long-term capital gain or loss if you held the security for more than one year.

Even if the treatment of the securities as prepaid forward contracts is respected, your purchase of a security may be treated as entry into a “constructive ownership transaction,” within the meaning of Section 1260 of the Code, with respect to the underlying. In that case, all or a portion of any long-term capital gain you would otherwise recognize in respect of your securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain.” Any long-term capital gain recharacterized as ordinary income under Section 1260 would be treated as accruing at a constant rate over the period you held your securities, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Due to the lack of governing authority under Section 1260, our counsel is not able to opine as to whether or how Section 1260 applies to the securities. You should read the section entitled “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Potential Application of Section 1260 of the Code” in the accompanying product supplement for additional information and consult your tax adviser regarding the potential application of the “constructive ownership” rule.

December 2016	PS-13

Citigroup Global Markets Holdings Inc.
Barrier Securities Based on the Worst Performing of the Shares of the iShares® MSCI Emerging Markets ETF and the EURO STOXX 50® Index Due January-----, 2019

Subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect. If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts so withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $32.50 for each $1,000 security sold in this offering. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI a fixed selling concession of $32.50 for each $1,000 security they sell.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this expected hedging activity even if the value of the securities declines. This hedging activity could affect the closing price of the underlying shares or the closing level of the underlying index and, therefore, the value of and your return on the securities. For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the securities is a function of the terms of the securities and the inputs to CGMI’s proprietary pricing models. As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the securities will be on the pricing date because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the pricing date.

December 2016	PS-14

Citigroup Global Markets Holdings Inc.
Barrier Securities Based on the Worst Performing of the Shares of the iShares® MSCI Emerging Markets ETF and the EURO STOXX 50® Index Due January-----, 2019

For a period of approximately three months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Summary Risk Factors — The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Certain Selling Restrictions

Hong Kong Special Administrative Region

The contents of this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus have not been reviewed by any regulatory authority in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”). Investors are advised to exercise caution in relation to the offer. If investors are in any doubt about any of the contents of this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, they should obtain independent professional advice.

The securities have not been offered or sold and will not be offered or sold in Hong Kong by means of any document, other than

(i)	to persons whose ordinary business is to buy or sell shares or debentures (whether as principal or agent); or

(ii)	to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “Securities and Futures Ordinance”) and any rules made under that Ordinance; or

(iii)	in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

There is no advertisement, invitation or document relating to the securities which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Non-insured Product: These securities are not insured by any governmental agency. These securities are not bank deposits and are not covered by the Hong Kong Deposit Protection Scheme.

Singapore

This pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore, and the securities will be offered pursuant to exemptions under the Securities and Futures Act, Chapter 289 of Singapore (the “Securities and Futures Act”). Accordingly, the securities may not be offered or sold or made the subject of an invitation for subscription or purchase nor may this pricing supplement or any other document or material in connection with the offer or sale or invitation for subscription or purchase of any securities be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (a) to an institutional investor pursuant to Section 274 of the Securities and Futures Act, (b) to a relevant person under Section 275(1) of the Securities and Futures Act or to any person pursuant to Section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in Section 275 of the Securities and Futures Act, or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. Where the securities are subscribed or purchased under Section 275 of the Securities and Futures Act by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the Securities and Futures Act)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an individual who is an accredited investor, securities (as defined in Section 239(1) of the Securities and Futures Act) of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the relevant securities pursuant to an offer under Section 275 of the Securities and Futures Act except:

(i)	to an institutional investor or to a relevant person defined in Section 275(2) of the Securities and Futures Act or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the Securities and Futures Act; or

December 2016	PS-15

Citigroup Global Markets Holdings Inc.
Barrier Securities Based on the Worst Performing of the Shares of the iShares® MSCI Emerging Markets ETF and the EURO STOXX 50® Index Due January-----, 2019

(ii)	where no consideration is or will be given for the transfer; or

(iii)	where the transfer is by operation of law; or

(iv)	pursuant to Section 276(7) of the Securities and Futures Act; or

(v)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Any securities referred to herein may not be registered with any regulator, regulatory body or similar organization or institution in any jurisdiction.

The securities are Specified Investment Products (as defined in the Notice on Recommendations on Investment Products and Notice on the Sale of Investment Product issued by the Monetary Authority of Singapore on 28 July 2011) that is neither listed nor quoted on a securities market or a futures market.

Non-insured Product: These securities are not insured by any governmental agency. These securities are not bank deposits. These securities are not insured products subject to the provisions of the Deposit Insurance and Policy Owners’ Protection Schemes Act 2011 of Singapore and are not eligible for deposit insurance coverage under the Deposit Insurance Scheme.

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

© 2016 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

December 2016	PS-16